EXHIBIT 4.476
DATED 8 SEPTEMBER 2011

EVERGREEN PACKAGING (HONG KONG) LIMITED
AND
WILMINGTON TRUST (LONDON) LIMITED
AS COLLATERAL AGENT

DEED OF CONFIRMATION AND AMENDMENT

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

THIS DEED is made the 8th day of September 2011
BETWEEN:
(1)	EVERGREEN PACKAGING (HONG KONG) LIMITED registered in Hong Kong with company number 1112285 (the “Chargor”); and
(2)	WILMINGTON TRUST (LONDON) LIMITED in its capacity as additional collateral agent for the Secured Parties appointed under the First Lien Intercreditor Agreement (the “Collateral Agent”)
WHEREAS:
(A)	The Chargor has entered into the debenture dated 4 May 2010 and as subsequently amended by way of a deed of confirmation and amendment dated 16 November 2010 and further amended by a deed of confirmation and amendment dated 1 February 2011, granted by the Chargor in favour of the Collateral Agent (the “Debenture”) pursuant to (i) a credit agreement dated as of 5 November 2009 (as subsequently amended) between, among others, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding GmbH, Reynolds Group Holdings Limited, Closure Systems International BV, Pactiv Corporation, the other borrowers party thereto, the lenders from time to time parties thereto, and Credit Suisse AG, as administrative agent (the “Credit Agreement”), (ii) an indenture dated 5 November 2009 between Reynolds Group Escrow LLC, Reynolds Group DL Escrow Inc. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, as modified, amended or supplemented from time to time (the “2009 Senior Secured Notes Indenture”), (iii) an indenture dated 15 October 2010 and entered into between, among others, RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow Issuer (Luxembourg) I S.A. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as modified, amended, or supplemented from time to time (the “2010 Senior Secured Notes Indenture”) and (iv) an indenture dated 1 February 2011 and entered into between, among others, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, as modified, amended, or supplemented from time to time (the “February 2011 Senior Secured Notes Indenture”).
(B)	In connection with the Credit Agreement, the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture and the February 2011 Senior Secured Notes Indenture, certain parties to those documents have entered into a first lien intercreditor agreement dated 5 November 2009 (as subsequently amended pursuant to Amendment No. 1 and Joinder Agreement dated as of January 21, 2010) between, among others, The Bank of New York Mellon as collateral agent and representative under the indenture, Credit Suisse AG as representative under the Credit Agreement, Wilmington Trust (London) Limited as an additional collateral agent and each grantor that are parties thereto (the “First Lien Intercreditor Agreement”).

(C)	The parties to the Credit Agreement have entered into an amendment agreement dated 9 August 2011 to amend and restate the terms of the Credit Agreement (“Amendment No. 6”).
(D)	Pursuant to an indenture (the “August 2011 Senior Secured Notes Indenture”) dated as of 9 August 2011 and entered into between, among others, RGHL US Escrow II Inc. and RGHL US Escrow II LLC (collectively, the “August 2011 Escrow Issuers”) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, certain secured notes (the “August 2011 Senior Secured Notes”) were issued by the August 2011 Escrow Issuers. On or about the date of this agreement, the August 2011 Senior Secured Notes shall be released from escrow, RGHL US Escrow II Inc. and RGHL US Escrow II LLC shall be merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg) S.A., the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers shall be assumed by the August 2011 Ultimate Issuers pursuant to one or more supplemental indentures between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent.
(E)	The obligations in respect of the August 2011 Senior Secured Notes and any Senior Secured Note Documents (as defined in the August 2011 Senior Secured Notes Indenture) will be or have been designated as “Additional Obligations” under, and in accordance with, section 5.02(c) of the First Lien Intercreditor Agreement and the August 2011 Senior Secured Notes Indenture and the Senior Secured Note Documents (as defined in the August 2011 Senior Secured Notes Indenture) are therefore “Additional Agreements” under the First Lien Intercreditor Agreement (the “Secured Notes Designation”).
(F)	As a consequence of the execution of the August 2011 Senior Secured Notes Indenture it is necessary for the Chargor to make certain amendments to the Debenture, and enter into this Deed.
NOW THE PARTIES HEREBY AGREE:
1.	In this Deed (including its recitals), unless otherwise defined herein terms defined in the First Lien Intercreditor Agreement shall have the same meaning when used in this Deed.
2.	With effect from the date of this Deed, the Debenture shall be amended as follows:
(a)	In Clause 1.1 (Definitions) the following new definition of “August 2011 Issuers” shall be inserted in alphabetical order:

““August 2011 Issuers” means the “Issuers” under, and as defined in, the August 2011 Senior Secured Notes Indenture, including their successors in interest.”

(b)	In Clause 1.1 (Definitions) the following new definition of “August 2011 Escrow Issuers” shall be inserted in alphabetical order:

““August 2011 Escrow Issuers” means RGHL US Escrow II Inc. and RGHL US Escrow II LLC, including their successors in interest.”
(c)	In Clause 1.1 (Definitions) the following new definition of “August 2011 Senior Secured Notes Indenture” shall be inserted in alphabetical order:

““August 2011 Senior Secured Notes Indenture” means the indenture dated 9 August 2011 among the August 2011 Escrow Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time and to which Reynolds Group Issuer Inc., Reynolds Group Issuer LLC and Reynolds Group Issuer (Luxembourg) S.A. have or will become a party as issuers by way of RGHL US Escrow II Inc. and RGHL US Escrow II LLC merging with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC, respectively, and one or more supplemental indentures being entered into between, among others, the August 2011 Escrow Issuers, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent.”

(d)	In Clause 1.1 (Definitions) the existing definition of “Credit Agreement” shall be deleted in its entirety and replaced with the following:

““Credit Agreement” means the second amended and restated credit agreement dated 9 August 2011 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv Corporation and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG as administrative agent, as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.”

(e)	In Clause 1.1 (Definitions) the existing definition of “First Lien Intercreditor Agreement” shall be deleted in its entirety and replaced with the following:

““First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated 5 November 2009 between, among others, the Collateral Agent, The Bank of New York Mellon, as trustee under the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture and the August 2011 Senior Secured Notes Indenture, Credit Suisse AG, as administrative agent under the Credit Agreement, and the Loan Parties, as further amended, novated, supplemented, restated or modified from time to time.”

(f)	In Clause 1.1 (Definitions) the existing definition of “Principal Finance Documents” shall be deleted in its entirety and replaced with the following:

““Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture, the August 2011 Senior Secured Notes Indenture, the Intercreditor Arrangements and any Additional Agreement.”
(g)	Clause 5.3.2 (Further Advances) shall be deleted in its entirety and replaced with the following:
“5.3.2	(a) Subject to the terms of the Loan Documents, each 2009 Issuer may issue Additional Notes (as defined in the 2009 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Debenture as if set out in this Debenture.

(b) Subject to the terms of the Loan Documents, each 2010 Issuer may issue Additional Notes (as defined in the 2010 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Debenture as if set out in this Debenture.

(c) Subject to the terms of the Loan Documents, each February 2011 Issuer may issue Additional Notes (as defined in the February 2011 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Debenture as if set out in this Debenture.

(d) Subject to the terms of the Loan Documents, each August 2011 Issuer may issue Additional Notes (as defined in the August 2011 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Debenture as if set out in this Debenture.”
3.	The Chargor confirms that, with effect from the date of this Deed, the Debenture shall continue in full force and effect as amended by this Deed and extends to the obligations in respect of the Credit Agreement as amended by Amendment No. 6 and to the obligations in respect of the new Additional Agreements (as defined in the First Lien Intercreditor Agreement) as a result of the Secured Notes Designation.
4.	This Deed is supplemental to and shall be construed as one with the Debenture and all documents or instruments which are expressed to supplement the Debenture shall be construed accordingly.
5.	This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Deed by e-mail attachment or telecopy shall be an effective mode of delivery.

6.	This Deed and all non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Hong Kong law.
7.	For the avoidance of doubt, notwithstanding anything contained herein, each of the protections, immunities, rights, indemnities and benefits conferred on the Collateral Agent under the Debenture and the First Lien Intercreditor Agreement shall continue in full force and effect and shall apply to this Deed as if set out in full herein.
8.	The courts of Hong Kong have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or connected with this Deed (including a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Deed.
9.	The parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.
10.	Clauses 8 to 10 (inclusive) of this Deed are for the benefit of the Collateral Agent only. As a result and notwithstanding Clause 8, it does not prevent the Collateral Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.

IN WITNESS whereof this Deed has been duly executed as a deed by the Chargor and understood by the Collateral Agent on the day and year first before written.

The Chargor

SIGNED, SEALED and DELIVERED )
)
by /s/ Karen M. Mower	)

under power of attorney	)
dated 19 July 2011)
and thereby executed by	)
EVERGREEN PACKAGING	)
(HONG KONG) LIMITED	)
as its Deed in the presence of:	)

/s/ Stephen Mihaljevic
Name of witness: Stephen Mihaljevic
Address of witness: Sydney, Australia Occupation of witness: Solicitor

The Collateral Agent
Signed by	)
WILMINGTON TRUST (LONDON) LIMITED	)

By:	/s/ Paul Barton

Name:	Paul Barton Relationship Manager

Address:	1 King’s Arms Yard
London EC2R 7AF
United Kingdom

Fax:	+44 (0)20 7397 3601

Attention:	Elaine Lockhart/Paul Barton